Exhibit 3.14

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

TANDY INTERNATIONAL DISC, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE ONE

The name of the corporation is Tandy International DISC, Inc.

ARTICLE TWO

The following amendment to the Articles of Incorporation was adopted by the shareholder of the corporation on November 18, 1987 and the amendment eliminates the personal liability of the directors of the corporation to the fullest extent permitted by Article 7.06 of the Texas Miscellaneous Corporation Laws Act (Vernon’s Ann. Civ. St. art. 1302-7.06).

The amendment is an addition to the original Articles of Incorporation and the full text of the new ARTICLE NINE added is as follows:

The directors of the Corporation are not liable to the Corporation or its shareholders for monetary damages for an act or omission in the directors’ capacity as directors and such liability is eliminated to the fullest extent permitted by Article 7.06 of the Texas Miscellaneous Corporation Laws Act (Vernon’s Ann. Civ. St. art. 1302-7.06) as the same may be amended and supplemented. No amendment to or repeal of this ARTICLE NINE shall apply to or have any effect on the liability or alleged liability of any directors of the Corporation for or with respect to any acts or omissions of such directors occurring prior to such amendment or repeal.

ARTICLE THREE

The number of shares of the corporation outstanding at the time of such adoption was 2,500; and the number of shares entitled to vote thereon was 2,500.

The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

CLASS	NUMBER OF SHARES
Common	2,500

ARTICLE FOUR

The holder of all of the shares outstanding and entitled to vote on said amendment has signed a consent in writing adopting said amendment.

ARTICLE FIVE

The amendment adopted effects no change in, nor adds or reduces the amount of, stated capital of the corporation.

Dated: November 24, 1987.

TANDY INTERNATIONAL DISC, INC.

BY:	/s/ H. C. Winn
H. C. Winn
Vice President
and Secretary

BY:	/s/ Jim Sheets
Jim Sheets
Assistant Secretary

State of Texas	)
)
County of Tarrant	)

Before me, the undersigned Notary Public, personally appeared H. C. Winn and Jim Sheets and, being first duly sworn, declared themselves to be the Vice President and Secretary and Assistant Secretary, respectively, of Tandy International DISC, Inc., and executed the foregoing document in the capacity therein set forth and declared that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 24th day of November, 1987.

/s/ Monica Ledbetter
Notary Public

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